Exhibit 10.12

BONUS AND PHANTOM UNIT PLAN

GOLDEN GRAIN ENERGY, LLC

I.              Purpose.  The purposes of this Golden Grain Energy, LLC Bonus and Phantom Unit Plan are to retain the key management employees of the Company, to compensate those key management employees for their contribution to the growth of the Company and to induce those employees to continue making contributions to growth of the Company.  The Plan is intended to be an unfunded plan for purposes of the Employee Retirement Income Security Act of 1974, as amended, and a nonqualified plan for purposes of Section 401 of the Internal Revenue Code of 1986 (the “Code”), as amended.

II.            Definitions.  As used in the Plan, the following terms will have the following meanings:

a.    “Annual Bonus” shall have the meaning set forth in Section III(a) of the Plan.

b.    “Annual Net Income” shall mean the net income of the Company for any fiscal year as reported in the Company’s annual report.

c.    “Board” shall mean the Board of Directors of the Company.

d.    “Cash Bonus” shall have the meaning set forth in Section III(b) of the Plan.

e.    “Change in Control” shall mean the occurrence of any of the following events: (1) a person or group acquires more than fifty percent (50%) of the voting power or more than fifty percent (50%) of the fair market value of all the Company’s outstanding Membership Units; (2) a person or group acquires thirty-five percent (35%) or more of the Company’s outstanding Membership Units over a 12-month period; or (3) over a 12-month period, a person or group acquires Company assets whose collective fair market value equals or exceeds forty percent (40%) of the total fair market value of all assets owned by the Company.

f.     “Committee” shall mean the Executive Compensation Committee of the Board of Directors.

g.    “Company” shall mean Golden Grain Energy, LLC.

h.    “Disability” shall mean any of the following:  (i)  The Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of at least twelve (12) months;  (ii)  If the Company maintains a disability plan, Participant will also be considered disabled if he receives income replacement benefits under that plan for a period of at least three (3) months due to a medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of at least twelve (12) months.  (iii)  A Participant who is entitled to disability benefits payable by the United States Social Security Administration is deemed to have a Disability for purposes of this Plan.  (iv) A Participant who is determined to be disabled in accordance with a disability insurance program which uses a definition of disability that complies with either (i) or (ii) in this paragraph is deemed to have a disability for purposes of this Plan.

i.     “Extraordinary Performance Bonus” shall have the meaning set forth in Section III(f) of the Plan.

j.     “Issue Date” shall mean the date on which the Committee acknowledges the award of Phantom Units.

k.    “Management Team” shall mean the Company’s Chief Executive Officer, Chief Financial Officer, Plant Manager, Commodities Manager and Lab Manager.

l.     “Membership Unit” shall mean a Class A equity ownership interest in the Company.

m.   “Participant” shall mean an employee who is a member of the Management Team.

n.    “Performance Goal” shall have the meaning set forth in Section III(a) of the Plan.

o.    “Phantom Award” shall have the meaning set forth in Section III(c) of the Plan.

p.    “Phantom Dividend” shall have the meaning set forth in Section IV(c) of the Plan.

q.    “Phantom Unit” shall mean a phantom unit in the Company awarded pursuant to the terms of the Plan.

r.     “Plan” shall mean the Golden Grain Energy, LLC Bonus and Phantom Unit Plan as set forth in this document and any amendments hereof.

s.     “Plan Year” means the fiscal year of the Plan, a 12 consecutive month period ending every October 31.  The Plan Year is the same as the Company’s fiscal year.

t.     “Retirement” shall mean separation from service with the Company on or after attaining age sixty-two (62).

III.           Eligibility.  All Participants shall be eligible to receive Cash Bonuses, Phantom Units and Extraordinary Performance Bonuses under the Plan as further provided in this Section.

a.               Annual Bonus.  The annual bonus to be paid to the Management Team shall be equal to 1% of the Annual Net Income of the Company (the “Annual Bonus”).  Each Participant who was employed by the Company throughout the Company’s fiscal year shall be eligible to participate in the Annual Bonus.  The Annual Bonus shall be allocated between a Cash Bonus (as defined in Section III(b) below) and a Phantom Award (as defined in Section III(c) below).  The Annual Bonus shall be paid shortly before or after the end of each fiscal year or as soon as the relevant financial information used to calculate the Annual Bonus becomes available.  The Committee may set group performance goals for the Management Team (the “Performance Goals”).  Such Performance Goals shall be measurable and ascertainable and shall be reasonably calculated to increase the Company’s efficiency, or profitability or the market price for the Membership Units.  The Performance Goals shall be set with reference to the Company’s fiscal year performance, and the Committee shall determine whether the Management Team has met the Performance Goals shortly before or after the end of each fiscal year or as soon as the relevant financial information becomes available.  The Committee shall not be obligated to set Performance Goals for any of the Company’s fiscal years.  Notwithstanding the foregoing, the Annual Bonus may be reduced or eliminated at the discretion of the Board as provided in Section III(g) below.

b.              Cash Bonuses.  A cash bonus shall be paid equal to 1/3rd of the total amount of the Annual Bonus awarded to the Management Team (the “Cash Bonus”).  The Cash Bonus shall be evenly divided among and distributed as soon as administratively practicable to each Participant who was employed by the Company throughout the Plan Year for which the Annual Bonus applied.

c.               Phantom Units.  In addition to the Cash Bonus, the Participants shall be awarded Phantom Units with a value equal to 2/3rds of the total amount of the Annual

Bonus (the “Phantom Award”).  The number of Phantom Units awarded to each Participant shall be calculated based on the relative percentage of the Participant’s base salary compared to the total base salaries of the Management Team members entitled to participate in the Annual Bonus.

d.              Calculation of Phantom Units.  The Company shall determine the number of Phantom Units to be awarded by dividing the amount of the Phantom Award by the most recent weighted average price at which the Membership Units have been traded through the Company’s bulletin board trading system or otherwise transferred in a private transaction.  If the Committee believes that there are no private transactions recent enough to indicate the value of a Membership Unit, the Committee shall determine the fair market value of a Membership Unit on the basis of all information then available to it for purposes of calculating the number of Phantom Units to be awarded.  In converting the Phantom Award into Phantom Units, no discount shall be applied on account of the restricted status of the Phantom Units.  The Committee shall be entitled to use its discretion as necessary to determine the value of the Phantom Units in order to issue an even number of Phantom Units to each Participant.

e.               No Cash Value.  Each Participant’s Phantom Awards shall be delivered in Phantom Units.  No Participant shall be entitled to demand the cash value of the Phantom Units awarded to him or her.  Participants shall not be required to make any payment for their Phantom Units, but each Participant shall be responsible for any income and employment tax liability incurred with respect to his or her Phantom Units.

f.                 Extraordinary Performance Bonus.  In addition to the Annual Bonus described in Section III(a) above, from time to time, the Committee may award any one or more of the Participants cash bonuses for extraordinary performance (the “Extraordinary Performance Bonus”).  The awarding of an Extraordinary Performance Bonus shall be within the sole discretion of the Committee or its delegate.  Extraordinary Performance Bonuses shall be given sparingly.

g.              Reduction of Annual Bonus.  At the discretion of the Board, the Annual Bonus may be reduced or eliminated should any of the following events occur during the Company’s fiscal year to which the Annual Bonus relates: (i) the amount of the Annual Bonus for any fiscal year may be reduced by up to fifty percent (50%) should the Company experience a lost time or worse injury during the period of time between November 1st and April 30th of that fiscal year; (ii) the amount of the Annual Bonus for any fiscal year may be reduced by up to fifty percent (50%) should the Company experience a lost time or worse injury during the period of time between May 1st and October 31st of that fiscal year; and (iii) the amount of the Annual Bonus may be reduced as provided by the Committee should the Management Team fail to meet the Performance Goals set by the Committee in any fiscal year.

IV.           Special Provisions for Phantom units.

a.               Ledger of Phantom Units.  The Company shall create and maintain an appropriate record (hereinafter called the “Special Ledger”) and establish therein an account for each Participant that shows the number of Phantom Units that have been awarded to each Participant and establishes the dates on which such Phantom Units shall vest.  In the event of any recapitalization of the Company which affects its Membership Units, including but not limited to a stock dividend, stock split, or reverse stock split, appropriate adjustment to the Special Ledger shall be made by the Company.

b.              Recapitalization Events.  If, at any time, the Company approves a Membership Unit split or a reverse Membership Unit split, the number of outstanding Phantom Units shall be accordingly reduced or increased in the same proportion as the Company’s Membership Units.  If the Participant should be entitled to new, additional or different Phantom Units by virtue of his or her ownership of the Phantom Units, then additional certificates for such new, additional or different Phantom Units shall be issued to the Participant in the same manner and subject to the same restrictions, as the certificates issued pursuant to Section IV(a) above.  The vesting schedule applicable to such new, additional or different Phantom Units shall be the same as the vesting schedule applying to the underlying Phantom Units issued to the Participant as provided in Section IV(e) below, and the new, additional or different Phantom Units shall vest contemporaneously with the vesting of the underlying Phantom Units.

c.               Dividends.  If dividends or other distributions are declared by the Company for its Membership Units, the holder of each Phantom Unit shall be granted a dividend equal to sixty percent (60%) of the dividend per Membership Unit declared by the Company for its Membership Units (the “Phantom Dividend”).  The Phantom Dividend shall accrue without regard to vesting and will be paid by the Company at the time the underlying Phantom Units are Cashed Out pursuant to the provisions of Section V.  The Phantom Dividend shall be forfeited for each of the underlying Phantom Units that are forfeited.

d.              Vesting.  Phantom Units awarded pursuant to the Plan shall vest according to the following vesting schedule:

i.     On the third anniversary of the Issue Date, fifty percent (50%) of the Phantom Units awarded on that Issue Date shall vest.  On the vesting date, the escrow holder shall deliver such vested Phantom Units to the Participant.

ii.    On the fourth anniversary of the Issue Date, twenty-five percent (25%) of the Phantom Units awarded on the Issue Date shall vest.  On the vesting date, the escrow holder shall deliver such vested Phantom Units to the Participant.  Following the fourth anniversary of the Issue Date, a total of seventy-five percent (75%) of the Phantom Units awarded on the Issue Date shall be vested.

iii.   On the fifth anniversary of the Issue Date, one hundred percent (100%) of the Phantom Units awarded on the Issue Date shall vest.  The remaining twenty-five percent (25%) of the Phantom Units held by the escrow holder shall be delivered to the Participant.

iv.   Notwithstanding any provision under Sections IV(e)(i) through (iii) to the contrary, upon any Change in Control of the Company or on the seventh anniversary of the date when the Participant commenced continuous employment with the Company, each of the Phantom Units awarded to the Participant, regardless of the Issue Date shall immediately vest.

v.    Notwithstanding any provision under Sections IV(e)(i) through (iii) to the contrary, one hundred percent (100%) of the Phantom Units awarded to a Participant shall vest upon the Participant’s death, Disability or Retirement.

V.            Cash Out.  Participants shall exchange any vested Phantom Units awarded under the Plan for cash according to the same valuation procedure established in Section III(d) above (the “Cash Out”).  Participants shall Cash Out on the date the Phantom Units become vested, except for Phantom Units that vest pursuant to Section IV(d)(iv) above.  For Phantom Units that vest pursuant to Sections IV(d)(i) through (iii) and (v), Cash Out payments will be made by the Company to the Participant in a lump sum distribution payable during the 2.5 month period commencing on the date the Phantom Units become vested.  The Participant does not have the right to designate the taxable year of the payment.  In the event of Participant’s death, the Cash Out will be made to the Participant’s Beneficiary during the 2.5 month period commencing on the date of death.  The Beneficiary does not have the right to designate the taxable year of the payment.  Notwithstanding the foregoing, Phantom Units that vest pursuant to Section IV(d)(iv) above, shall receive Cash Out payments as follows: (i) fifty percent (50%) of the Phantom Units shall Cash Out on the third anniversary of the Issue Date; (ii) twenty-five percent (25%) of the Phantom Units shall Cash Out on the fourth anniversary of the Issue Date; and (iii) the remaining twenty-five percent (25%) of the Phantom Units shall Cash Out on the fifth anniversary of the Issue Date.  Cash Out payments will be made by the Company to the Participant in a lump sum distribution payable during the 2.5 month period commencing on the date the Phantom Units Cash Out.

VI.           Payment of Beneficiaries.  Each person upon becoming a Participant shall file with the Company a notice in writing designating one or more Beneficiaries to whom payments otherwise due the Participant shall be made in the event of his or her death.  The Participant shall have the right to change the Beneficiary or Beneficiaries from time to time; provided, however, that any change shall not become effective until received in writing by the Company.  If a Participant fails to name a Beneficiary in accordance with provisions of this paragraph, or if the Beneficiary so named by a Participant predeceases the Participant, then benefits shall be paid in the event of the Participant’s death in the following order of priority:

a.               the Participant’s surviving spouse;

b.              the Participant’s surviving children, in equal shares;

c.               the Participant’s surviving parents, in equal shares; or

d.              the Participant’s estate.

VII.         Finality of Determination.  The Committee will administer this Plan and construe its provisions.  Any determination by the Committee in carrying out, administering or construing this Plan will be final and binding for all purposes and upon all interested persons and their heirs, successors, and personal representatives.  No member of the Committee shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of the Plan unless attributable to his own willful misconduct or lack of good faith.

VIII.        Limitations.

a.               No Right to Allocation.  No person will at any time have any right to receive a Cash Bonus, Phantom Units or an Extraordinary Performance Bonus hereunder and no person other than the Committee or its delegate will have authority to make any representation or warranty with respect thereto.

b.              Rights of Participants.  Participants shall have no rights other than those set forth in this Plan.  Such rights may not be assigned or transferred except as expressly provided by the Plan.  The Phantom Units do not constitute legal ownership in the

Company and thus may not be sold, exchanged, transferred, pledged, hypothecated, or otherwise disposed of.

c.               No Right to Continued Employment.  Neither the Company’s action in establishing the Plan, nor any action taken by it or by the Board or the Committee under the Plan, nor any provision of the Plan, will be construed as giving to any person the right to be retained for employment by the Company.

d.              Taxes and Withholding.  The Participant will be liable for all employee taxes attributable to any Cash Bonus, Phantom Units, Phantom Dividends, or Extraordinary Performance Bonus and for all income tax due with respect to such awards.  The employment tax and withholding liability will be satisfied out of the funds constituting the award and the value of the bonus will be reported as taxable income, all in accordance with the Company’s usual payroll practices.

IX.           Amendment, Suspension or Termination of Plan.  The Board may amend, suspend or terminate the Plan in whole or in part at any time; provided that such amendment or termination will not adversely affect the rights or obligations with respect to Phantom Units previously awarded.

X.            Governing Law.  The Plan will be governed by the laws of the State of Iowa, except where superseded by Federal law, without regard for its choice of law principles.

XI.           Expenses of Administration.  All costs and expenses incurred in the operation and administration of the Plan will be borne by the Company.

XII.         Claims Procedure.  A Participant is not required to file a formal claim in order to receive benefits under the Plan.  When an event occurs which entitles a Participant to a distribution under the Plan, the Committee will automatically will notify the Participant.  If the Committee determines it should deny benefits to a Participant or beneficiary, the Committee will give adequate notice in writing setting forth specific reasons for the denial and referring the Participant or beneficiary to the pertinent provisions of the Plan supporting the Committee’s decision.  If the Participant or beneficiary disagrees with the Committee, the Participant or beneficiary, or a duly authorized representative must appeal the adverse determination in writing to the Committee within 75 days after the receipt of the notice of denial of benefits, except that if the claim involves a disability determination, the appeal must be filed within 180 days (rather than 75 days) after the receipt of the notice of denial of benefits.  If the Participant or beneficiary fails to appeal a denial within the 75-day period (180-day period in case of a disability claim), the Committee’s determination will be final and binding.

This Plan was adopted by the Board of Directors of Golden Grain Energy, LLC on December 19, 2008

/s/ Dave Sovereign
Chairman of the Board

/s/ Leslie Hansen
Chairperson of the Committee